Vystar® Corporation Reports First Quarter 2011 Results

ATLANTA, May 17, 2011 -- Vystar® Corporation (OTC Bulletin Board:VYST.OB - News), the creator of Vytex® Natural Rubber Latex (NRL), a patented, all-natural raw material that significantly reduces antigenic proteins found in natural rubber latex, reports the results for the first quarter ended March 31, 2011.

Net revenues for Vystar’s Vytex NRL for the first quarter of 2011 were $119,000, a 43% increase over the $83,000 reported for the first quarter of 2010.  Gross profit increased to $41,000 for the current quarter up to 34% margin, versus $11,000 and 13% margin for the first quarter of 2010.  EBITDA(1) was a loss of $433,000 for the quarter ended March 31, 2011; however, this is an improvement over the negative EBITDA for the first quarter of 2010 of $461,000, an improvement of 6%.  Importantly during the past several weeks, Vystar has announced two significant new sources of financing; a $3 million loan facility with Topping Lift Capital and an $800,000 line of credit provided by certain of Vystar’s directors.

William R. Doyle, Chairman, President and Chief Executive Officer of Vystar, commented: “We are pleased with the improvements in the first quarter of 2011 over 2010; however, our results only hint at the strong pipeline of new business we expect to come through during the remainder of 2011.  We are confident that the traction that was made in unique customer production trials in previous quarters will improve our results going forward.  Historically we have not reported our quarterly results, but as we grow as a company, we feel it is important for our shareholders to understand how our key metrics will change as latex commodity prices fluctuate.  We are currently working with our manufacturers and distributors on agreements that will be more favorable to our balance sheet, and which we believe will enable us to secure larger contracts.  We continue to execute on our growth plan, and we look forward to providing visibility as we move ahead.”

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(1)
This press release includes EBITDA which is not a financial measure defined by Generally Accepted Accounting Principles (GAAP).   See reconciliation of Non-GAAP financial measures section at the end of this press release for definition and reconciliation to net loss.

About Vystar Corporation
Based in Duluth, GA, Vystar ® Corporation (OTC Bulletin Board:VYST.OB) is the exclusive creator of Vytex Natural Rubber Latex (Vytex NRL), a multi-patented, all-natural, raw material that contains significantly reduced levels of antigenic proteins found in natural rubber latex and can be used in over 40,000 products. Vytex NRL is a 100% renewable resource, environmentally safe, "green" and fully biodegradable. Vystar is working with manufacturers across a broad range of consumer and medical products to bring Vytex NRL to market in adhesives, balloons, surgical and exam gloves, other medical devices and natural rubber latex foam mattresses, pillows and sponges.  For more information, visit www.vytex.com.

Forward-looking Statements: Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Vystar's filings with the Securities and Exchange Commission.

Contact:
The Investor Relations Group
11 Stone St. 3rd Floor
New York, NY
212-825-3210

IR: Adam Holdsworth
PR: Laura Colontrelle/Janet Vasquez

Vystar Corporation
Jack Callicutt, Chief Financial Officer
770-965-0383 x23

VYSTAR CORPORATION
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2011	2010

REVENUES, NET	$119,039	$83,409

COST OF REVENUES	77,880	72,225
Gross Profit	41,159	11,184

OPERATING EXPENSES
Sales and marketing, including non-cash share-based compensation of $93,412 and $21,908 for the three months ended March 31, 2011 and 2010, respectively	250,612	188,479
General and administrative, including non-cash share-based compensation of $496,190 and $174,400 for the three months ended March 31, 2011 and 2010, respectively	790,171	466,588
Research and development	26,360	16,937
Total Operating Expenses	1,067,143	672,004

LOSS FROM OPERATIONS	(1,025,984)	(660,820)

OTHER INCOME (EXPENSE)
Interest income	199	1,183
Interest expense, including amortization of deferred financing costs	(37,753)	(628)

NET LOSS	$(1,063,538)	$(660,265)

Basic and Diluted Loss per Share	$(0.07)	$(0.05)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	15,417,691	13,375,510

Reconciliation of Non-GAAP Financial Measures

To supplement our financial statements prepared in accordance with GAAP, we use EBITDA which is defined as a Non-GAAP measure by the SEC.  EBITDA is defined as net income (loss) before income taxes, interest expense, depreciation, amortization and non-cash share-based compensation.   We believe this information is useful for evaluating our business and understanding our operating performance in a manner similar to management.   EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered a substitute for operating income, net income, cash flows from operations or other statement of income or cash flow prepared in conformity with GAAP, or as a measure of profitability or liquidity.   In addition, EBITDA for Vystar may not be comparable to similarly titled measures for other companies.   EBITDA has limitations as an analytical tool, and you should not consider this item in isolation, or as a substitute for an analysis of our results as reported under GAAP.   Some of these limitations are that EBITDA:

•	does not include interest expense-as we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits;
•	does not include depreciation and amortization;
•	does not include non-cash, share-based compensation expense;
•	does not reflect changes in, or cash requirements for, our working capital needs; and
•	does not include certain potential income tax payments.

The following table presents the reconciliation from net loss to EBITDA:

	Three Months Ended March 31,
	2011	2010

NET LOSS	$(1,063,538)	$(660,265)

Interest expense, including amortization
of deferred financing costs	37,753	628
Depreciation and amortization	3,217	2,632
Non-cash, share-based compensation	589,602	196,308
EBITDA	$(432,966)	$(460,697)